Exhibit 14

FCSTONE GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(As amended, November 9, 2006)

The Board of Directors of FCStone Group, Inc. (with its subsidiaries, the “Company”) hereby adopts this code of ethics (this “Code”) to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of actual and apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	promote compliance with applicable laws and governmental rules and regulations;

•	provide for the prompt internal reporting of violations of this Code to an appropriate person or persons, to ensure accountability for adherence to the Code;

•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.

For purposes of this Code, the “Code of Ethics Contact Person” will be different for various employees. If you are an employee of the Company, generally your Code of Ethics Contact Person will be your supervisor (unless the supervisor is personally involved in the ethics matter, in which case it should be the next highest level of supervisor not personally involved). If you are a non-employee director, or if you are in doubt as to whom should be viewed as your Code of Ethics Contact Person, you should contact David A. Bolte as Corporate Counsel for assistance.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by SEC rules. Any waiver for other employees may be made only by the President, Chief Executive Officer or Chief Operations Officer of the Company.

I. Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

•	Adhere to a high standard of business ethics.

•	Exhibit loyalty in all matters pertaining to the affairs of the Company, but shall not knowingly be a party to any fraud or other illegal or improper activity whether or not it is intended to benefit the Company.

•	Refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of the Company or which would prejudice their ability to exercise independent judgment in carrying out their duties and responsibilities with undivided loyalty to the Company.

•	Utilize only ethical commercial practices, in which there is no attempt to seek to influence sales of products or services by payments of bribes, kickbacks or other questionable inducements.

II. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with your Code of Ethics Contact Person. Each director, officer and employee must not engage in any activity, make any investment, or have any interest or association, that creates, or reasonably appears to create, a conflict between the personal interests of such person and the interests of the Company, or otherwise interferes with the ability of such person to devote undivided loyalty to the Company, exercise independent judgment in carrying out such person’s duties and responsibilities to the Company, or work objectively and effectively in performing duties and responsibilities.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

III. Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as employees holding similar titles for any subsidiaries (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV. Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. Such compliance with laws and regulations shall include, but not be limited to, compliance with the Securities Exchange Act of 1934 (the “Exchange Act”), the Commodity Exchange Act, the regulations of the Commodity Futures Trading Commission (“CFTC”), the National Futures Association (“NFA”), and the various futures exchanges. In addition, each employee registered with the NFA as an Associated Person of FCStone, LLC (“FCStone”) must remain in compliance with the provisions of the FCStone Ethics Training Policy as adopted pursuant to NFA Rule 2-9 and Interpretive Notice 9051. Some of the more important legal obligations to which the Company is fully committed to observing are to:

•	provide accurate, full, fair, timely and understandable disclosure, in all material respects, concerning the Company and its business and financial performance in reports and documents that the Company files with, or submits to, the SEC as well as in other public communications by the Company, in each case in compliance with all applicable federal and state securities laws, Generally Accepted Accounting Principles (GAAP) and any applicable rules of any national securities exchange or inter-dealer quotation system on which securities of the Company are then traded;

•	prohibit trading in the Company’s securities while in possession of material nonpublic information concerning the Company, or making selective disclosure of such information, in violation of any insider trading policy adopted by the Company;

•	promote a workplace that treats all employees with dignity and respect, and that is free from discrimination or harassment based on race, color, religion, sex, national origin, age or other factors that violate applicable law or the Company’s specific policy on workplace harassment and are unrelated to the Company’s business interests;

•	maintain a safe and healthy work environment;

•	support fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	keep the political activities of the Company’s directors, officers and employees separate from the Company’s business; and

•	prohibit any illegal payments to any governmental officials or political party representatives of any country.

V. Corporate Opportunity

It shall constitute a violation of this Code, and no director, officer or employee may use Company property, information or his or her position in the Company for his or her own personal gain or benefit, including taking advantage of any business opportunity that falls within any current or planned line of business of the Company without first having offered the business opportunity to the Company (through its Board of Directors).

VI. Protecting Confidential Information

Each director, officer or employee shall use and protect the confidential information of the Company, and its suppliers and customers consistently with the following principles:

•	No director, officer or employee shall use or disclose confidential information for their own personal gain or the gain of their family members.

•	Confidential information may be disclosed to other directors, officers or employees of the Company only on a need to know basis and shall not be disclosed to any other person, except as required by law or as authorized by an appropriate officers of the Company.

•	Directors, officers and employees of the Company who no longer are affiliated with the Company remain obligated to use and protect the confidential information of the Company, and its suppliers and customers consistent with the principles set forth in this Code.

VII. Improper Influence Over Auditors

The Company recognizes the importance of preventing improper influence on the conduct of auditors. Accordingly, the Company prohibits any director, officer or employee from taking any action, or failing to take any action, to fraudulently influence, coerce, manipulate, or mislead any of our auditors during their review or audit of our financial statements, and related books and records, for the purpose of rendering the financial statements false or materially misleading. Improper influence would include, but is not limited to, directly or indirectly (a) offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services, (b) providing an auditor with inaccurate or misleading accounting, financial or legal analysis, records or information, (c) threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the proposed accounting, (d) seeking to have a partner removed from the audit engagement because the partner objects to the proposed accounting, (e) blackmailing, and (f) making physical threats.

VIII. Internal Control Over Financial Reporting and Disclosure Controls and Procedures

The Company shall maintain disclosure controls and procedures and internal control over financial reporting which collectively ensure that the information required to be disclosed by the

Company in its periodic reports, current reports and proxy statements filed by the Company under the Exchange Act and the rules thereunder is:

•	Recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms; and

•	Accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure.

The Company shall maintain a system of internal control over financial reporting to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets. The Company has established guidelines and procedures related to the keeping of books and records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets. The Company guidelines and procedures are intended to prevent the Company’s records from being misleading or concealing anything that is improper.

Employees must strictly comply with the disclosure controls and procedures and internal control over financial reporting and must be vigilant in ensuring that the Company’s funds or assets are not used for any unlawful or improper purpose. Employees may only enter into transactions which are executed in accordance with the Company’s specific authorization or established formalized policies and procedures. Employees must not allow any transaction to be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee. Such approval requires the determination that the transaction:

•	has been authorized in accordance with Company policy, and

•	is supported by documentary evidence to verify the validity of the transaction.

All transactions that have been accounted for in accordance with Company policy will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.

The implementation and maintenance of disclosure controls and procedures and internal controls for financial reporting that are adequate in all respects to satisfy the requirements of the Company, applicable law and GAAP will be the primary responsibility of the Chief Executive Officer and Chief Financial Officer. Compliance with the provisions and requirements of these controls and procedures will be tested and evaluated by the Company’s internal auditing department. Any failures regarding these controls or procedures should be reported to Chief Financial Officer or the person assigned the responsibility for the internal auditing function, if any, so that deficiencies can be corrected and assurance of compliance can be maintained.

IX. Use of Corporate Telephones, Computers and Email

The Company furnishes or makes available to directors, officers and employees with equipment, including computers and telephones, necessary to efficiently and effectively perform their jobs. All such equipment remains the sole and exclusive property of the Company. Directors, officers and employees or other persons using Company equipment should not maintain any expectation of privacy with respect to information transmitted over, received by or stored in any electronic communications device owned, leased or operated in whole or in part by or on behalf of the Company. To the maximum extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by or stored in any such electronic communications device, by and through its directors, officers and employees or other persons, at any time, either with or without the director’s, officer’s, employee’s or third party’s knowledge, consent or approval, and all such information is the property of the Company.

X. Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Each director, officer or employee of the Company shall conform his or her conduct with the requirements of this Code. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify their Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code. The director, officer or employee will not be retaliated against and should not fear retaliation for reporting information in good faith, in accordance with this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to your Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with their Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•	Notify their Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

•	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

A director, officer or employee may also report information directly and confidentially to the Audit Committee on an anonymous basis, by:

1.	Submitting the information to the Audit Committee in writing at the Company’s executive offices;

2.	Leaving a voice-mail message for the Audit Committee on its hotline at (515) 223-3797 (which presently is the telephone number of the Company’s General Counsel); or

3.	Submitting the information by email at AuditComplaints@fcstone.com.

Caller ID is not used on the hotline. Persons desiring to report via e-mail who want to ensure their confidentiality should (i) set up an account with hotmail or another third-party provider, and (ii) inform that third-party provider that the account holder information is confidential and should not be disclosed to anyone. This Code prohibits anyone from the Company from attempting to determine the owner of such account.

The Board of Directors and the applicable Code of Ethics Contact Person shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Board of Directors, in the case of a director or executive officer, or the President, Chief Executive Officer or Chief Operations Officer, in the case of any other employee.

XI. Employment-At-Will

Unless there is a specific and personal written employment agreement between the Company, signed by an authorized officer of the Company and the employee, the employee is free to leave the employment of the Company and the Company may terminate the employment of the employee at any time for any or no reason. The Company’s policy is to be an employment-at-will employer. Nothing contained in this Code or in other publications of the Company is intended by the Company to be, nor shall it be construed as, an employment agreement or contract of employment. As some states have laws governing the employment-at-will relationship, contacting the human resources personnel prior to discharging any employee can help ensure the legality of these involuntary separations.

XII. Waivers of the Code of Business Conduct and Ethics

No provision of this Code may be waived for a member of the Company’s Board of Directors, an executive officer, or a senior financial or accounting officer of the Company, except upon the written approval of the Audit Committee. Any such waiver of any provision of this Code for categories of persons specified in SEC rulemaking under Section 406 of the Sarbanes-Oxley Act of 2002 or any applicable national securities exchange or inter-dealer quotation system rules may be required to be promptly publicly disclosed to the Company’s stockholders under Item 5.05 of Form 8-K.

XIII. Dissemination; Distribution and Certification

This Code will be posted on our website and notice of this Code will be physically posted at each Company office and facility in the appropriate locations. This Code and any amendments or waivers thereto will also be disseminated by the Company as and to the extent required by the applicable rules of the SEC and any national securities exchange or inter-dealer quotation system on which securities of the Company are then traded.

At commencement of employment, and on a periodic basis thereafter, all officers of the Company and all other employees who may be designated individually or by class by the Board of Directors or the Audit Committee from time to time will be provided with a copy of this Code and will be required to execute the attached Compliance Certificate.

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COMPLIANCE CERTIFICATE

I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical and business conduct standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: ______________________________________	________________________________________
Name:
Title/Position:

Check one of the following:

☐	A Statement of Exceptions is attached.

☐	No Statement of Exceptions is attached.